CERTIFICATE OF AMENDMENT

                       TO THE ARTiCLES OF INCORPORATION OF

                               ANGELAUDIOCOM, INC.


The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of ANGELAUDIO.COM, INC., a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on February 19, 1997.

1. All of the directors consented in writing to the following resolution dated November 10, 2000:

          "RESOLVED that the secretary of the Corporation is directed to obtain from the shareholders owning at least a majority of the voting power of the outstanding stock of the Corporation their written consent to the amendment of article one of the articles of incorporation to change the name of the Corporation from ANGELAUDIO.COM, INC. to WHATSUPMUSIC.COM, INC.".

2. A majority of the shareholders holding 51% of the common shares outstanding of Angelaudio.com, Inc. consented in writing to the following resolution dated November 9, 2000:

          RESOLVED that the Corporation's articles of incorporation be amended as follows:

          "1.      The name of the Corporation is "WHATSUPMUSIC.COM, INC.".


Dated this 10th day of November, 2000.

ANGELAUDIO.COM, INC.


/s/ Ian Stuart
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Ian Stuart, President and Director


/s/ Riz Alikhan
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Riz Alikhan, Acting Secretary